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                                                                      EXHIBIT 99

May 28, 2002


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC 20549



Ladies and Gentlemen:

Arthur Andersen LLP has represented to the USF Employees' 401K Retirement Plan that the audit completed for the year ending December 31, 2001 was subject to Andersen's quality control system for the United States accounting and auditing practice. Arthur Andersen LLP has provided assurance to the USF Employees' 401K Retirement Plan that the audit engagement was conducted in compliance with professional standards. The audit was conducted with the appropriate continuity and availability of personnel, in the United States, as well as the appropriate availability of national office consultation.

Sincerely,

USF EMPLOYEES' 401K RETIREMENT PLAN

A Member of the Plan Committee administering the USF Employees' 401K Retirement Plan



/s/ Christopher L. Ellis
------------------------
    Christopher L. Ellis